Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 8, 2021 relating to the financial statements of Telesat Corporation, appearing in the Form 6-K of Telesat Corporation dated November 19, 2021.

We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2021 related to the financial statements of Telesat Canada, appearing in the Telesat Corporation’s prospectus filed on June 30, 2021 pursuant to Rule 424(b) of the Securities Act, which prospectus is a part of Telesat’s Registration Statement on Form F-4, as amended (Registration No. 333-255518)

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants
Toronto, Canada

November 19, 2021.